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                                   EXHIBIT 5

                 [LETTERHEAD OF DUANE, MORRIS & HECKSCHER LLP]


                                [form of opinion]

                                __________, 2000



NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

Gentlemen:

     We have acted as counsel to NBT Bancorp Inc., a Delaware corporation ("NBT") in connection with the Agreement and Plan of Merger dated as of April 19, 2000, and amended as of May 17, 2000 (the "Plan of Merger") between NBT and BSB Bancorp, Inc., a Delaware corporation ("BSB"), whereby BSB will be merged with and into NBT, with NBT being the surviving corporation (the "Merger"). At its special meeting of stockholders, NBT will request its stockholders to consider and approve the Plan of Merger. Approval by the NBT stockholders of the Plan of Merger will constitute approval by them of an amended Certificate of Incorporation of NBT which provides for the change of NBT's name to a name to be determined prior to completion of the Merger and the increase of the authorized common stock from 30,000,000 shares to 100,000,000 shares and of the authorized preferred stock from 2,500,000 shares to 5,000,000 shares. At the effective time of the Merger, the outstanding shares of BSB common stock, par value $.01 per share ("BSB Common Stock"), will be canceled and immediately converted into the right of holders of BSB Common Stock to receive, in exchange for each share of BSB Common Stock, two shares of NBT common stock, $.01 par value per share ("NBT Common Stock"), or approximately 20.5 million shares (the "Shares") of NBT Common Stock for all of the outstanding shares of BSB Common Stock.

     We are also acting as counsel to NBT in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by NBT with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of BSB Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.
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NBT Bancorp Inc.
July __, 2000
Page 2


     In connection with this opinion, we have examined, among other things:

               (1)  an executed copy of the Plan of Merger;

               (2) a copy certified to our satisfaction of the Certificate of Incorporation of NBT as in effect on the date hereof;

               (3) copies certified to our satisfaction of resolutions adopted by the Board of Directors of NBT on April 19, 2000, including resolutions approving the Plan of Merger, the issuance of the Shares, the amendments to NBT's Certificate of Incorporation changing the name of NBT and authorizing additional shares of NBT capital stock; and

               (4) such other documents, corporate proceedings, and statutes as we considered necessary to enable us to furnish this opinion.

     We have assumed for the purpose of this opinion that:

               (1) the Plan of Merger has been duly and validly authorized, executed, and delivered by BSB, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion;

               (2) the Merger will be consummated in accordance with the terms of the Plan of Merger; and

               (3) NBT will file with the Secretary of State of Delaware on a timely basis its Certificate of Merger.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.
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NBT Bancorp Inc.
July __, 2000
Page 3

     Based upon the foregoing, we are of the opinion that the Shares to be issued by NBT as described in the Registration Statement, when and to the extent issued in accordance with the Plan of Merger, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

                                             Very truly yours,